Media: Randall Grilli ECOtality rgrilli@ecotality.com (415) 977-1922 mailto:	Investor Relations: Alliance Advisors for ECOtality Thomas Walsh twalsh@allianceadvisors.net (212) 398-3486

ECOtality Secures $10 Million Investment from ABB

EV Charging Station Provider Secures Equity Investment and
North American Manufacturing Agreement

SAN FRANCISCO – January 10, 2010 – ECOtality, Inc. (NASDAQ:ECTY), a leader in clean electric transportation and storage technologies, announced today that the Company has secured a $10 million equity investment from ABB. In conjunction with the investment, ECOtality and ABB have entered into a North American manufacturing agreement that establishes a collaborative and strategic supplier relationship between the ABB Group and ECOtality.

“We are pleased to announce that we will be working with ABB, Inc. to further expand the possibilities of electric transportation and make mass-consumer adoption a reality,” stated Jonathan Read, CEO of ECOtality. “Combining ECOtality’s twenty-plus years of experience in electric transportation with ABB’s expansive reach in power electronics and their strong relationship with international utilities will ensure we produce innovative and industry challenging EV charging solutions. This agreement will allow us to benefit from the extraordinary ABB global value chains, streamlines our sourcing and production capabilities and allows for Blink charging systems to be powered by ABB’s industry leading power electronics.”

Net proceeds of the $10 million equity investment from ABB will be utilized by ECOtality as working capital to support the continuing requirements of the EV Project and will provide the Company with necessary funding to meet its anticipated expansion as a leader in electric vehicle (EV) charging infrastructure. As part of the transaction, ABB will have two representatives appointed to ECOtality’s Board of Directors. In addition, ECOtality and ABB have formed a manufacturing agreement establishing ABB as the preferred supplier of ECOtality’s power electronics and component parts in North America. ABB and ECOtality will work together to develop innovative charging technologies for electric vehicles (EV) that incorporate the advanced functionalities of ECOtality’s Blink™ EV charging stations, currently available through the Blink Network.

“The partnership brings together ABB’s experience in smart grids, renewable energy and reliable, efficient power networks, with ECOtality’s leadership in North America’s growing market for electric vehicle infrastructure,” said Brice Koch, head of ABB Marketing and Customer Solutions. “It is an ideal combination of skills that will provide the solutions customers are seeking to enable sustainable mobility while maintaining grid reliability.”

ECOtality’s current set of Blink EV charging solutions include the Blink Level 2 Home Charger for residential use, as well as the Blink Level 2 Pedestal Charger and Blink DC Fast Charger for commercial, fleet, and public locations. The Blink DC Fast Charger, introduced in October 2010, is capable of providing a full charge in less than 30 minutes. All Blink charging stations include smart features that allow consumers and utility companies the ability to perform better energy management, smart meter management and interaction, and demand response capabilities. Additional capabilities are provided through the Blink Network; a web-portal that provides data about consumers’ EVs, charging, and all Blink charging stations.

Both companies will also promote the use of ECOtality’s EV Micro-Climate™ process to develop EV infrastructure roll-out plans for various projects. The EV Micro-Climate process, developed in conjunction with The EV Project, is a systematic approach that evaluates a variety of regional factors that influence EV infrastructure deployment. Taking into consideration EV market data, transportation routes, population density and zoning, the process helps develop blueprints to allow for the smart deployment of charging stations; to fuel consumer adoption of EVs.

ECOtality is project manager of The EV Project and will oversee the installation of 15,000 commercial and residential charging stations in 16 cities and major metropolitan areas in six states and the District of Columbia. The project will provide an EV infrastructure to support the deployment of 8,300 EVs. The project is funded by the U.S. Department of Energy through a federal stimulus grant of $114.8 million, made possible by the American Recovery and  Reinvestment Act (ARRA). The grants are matched by private investment, bringing the total value of the project to approximately $230 million.

About ECOtality, Inc.

ECOtality, Inc. (NASDAQ:ECTY), headquartered in San Francisco, California, is a leader in clean electric transportation and storage technologies. Through innovation, acquisitions, and strategic partnerships, ECOtality accelerates the market applicability of advanced electric technologies to replace carbon-based fuels. For more information about ECOtality, Inc., please visit www.ecotality.com.

About ABB

ABB (www.abb.com) is a leader in power and automation technologies that enable utility and industry customers to improve their performance while lowering environmental impact. The ABB Group of companies operates in around 100 countries and employs about 117,000 people.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of the company. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. In evaluating such statements, prospective investors should review carefully various risks and uncertainties identified in this release and matters set in the company's SEC filings. These risks and uncertainties could cause the Company's actual results to differ materially from those indicated in the forward-looking statements.

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